Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated July 25, 2013, by and between Caldera Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware with executive offices located at One Kendall Square, Cambridge, MA 02139 (the “Corporation”) and Gary Altman, an individual with a residence at 2828 Peachtree Road, Unit 2602, Atlanta, GA 30305 (the “Executive”).

1.              EMPLOYMENT; DUTIES

The Corporation hereby engages and employs Executive as the Chief Executive Officer of the Corporation, and Executive hereby accepts such engagement and employment as the Chief Executive Officer and President of the Corporation, for the term of this Agreement as long as Executive desires to serve. It is expected that Executive will perform such duties commensurate with such titles and as the Board of Directors of the Corporation shall reasonably determine, and the employment duties of Executive will include reporting directly to the Board of Directors of the Corporation for the full time high quality performance of directing, supervising and having responsibility for all aspects of the operations and general affairs of the Corporation as directed by the Board of Directors.  During the term of this Agreement, Executive agrees to devote his full-time and attention to the business and affairs of the Corporation and its subsidiaries; provided that Executive may undertake charitable, civic, and other non-profit activities and business activities related to personal investments so long as such activities do not materially interfere with the performance of his duties hereunder.  Executive further agrees to serve without additional compensation as an officer or director of any subsidiaries of the Corporation upon request of the Board of Directors.  The Corporation shall elect Executive as a director within three months of the date hereof.  Thereafter during the Term the Corporation shall cause Executive to be nominated for reelection as part of management’s nominees at each annual meeting of shareholders.

2.               TERM

The term (the “Term”) of Executive’s employment shall be four years from the execution date of this Agreement unless terminated earlier under Section 7 of this Agreement. The parties may extend the Term for an additional one-year period upon mutual consent of Executive and the Board of Directors of the Corporation, upon terms to be agreed upon by the parties.

3.               COMPENSATION

(A)           As compensation for the performance of his duties on behalf of the Corporation, Executive shall receive the following:

(i)           Executive shall receive an annual base salary (“Base Salary”) of Three Hundred Thousand Dollars ($300,000) for the first year of the Term, which shall be increased to Three Hundred Twenty Five Thousand Dollars ($325,000) following the first year of the Term, payable semi-monthly.

(ii)          The Executive shall also be eligible for an annual bonus, payable in cash (or at Executive’s election, equity of the Corporation) of up to fifty percent (50%) of his Base Salary (the “Target Bonus”).  Any bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.  The amount of such bonus shall depend on the achievement by the Executive and/or the Corporation of certain annual milestones to be set forth in the annual budget approved by the Board of Directors of the Corporation, the initial annual milestones to be as set forth in Exhibit A hereto.  Subject to Section 7(B) hereof, any bonus earned shall be paid no later than sixty days following the end of the year to which the bonus relates.

(iii)         Executive shall receive seven-year options for that number of shares of common stock of the Corporation representing eight percent of the outstanding common stock of the Corporation as of June 30, 2013, treating for this purpose shares of common stock underlying the Series A and B Preferred Stock issued as of that date as outstanding. The options will be exercisable at a price of $2.50 per share, and shall vest with respect to shares of common stock of the Corporation representing one eighth of the shares underlying the options after the first six months of this Agreement with the remaining options vesting monthly on a pro rata basis for the next 42 months.  The Company represents and warrants to Executive that the exercise price of the options has been set based on the fair market value of the shares determined in accordance with Section 409A of the Internal Revenue Code.  All unvested options will vest immediately upon a Change of Control or upon the termination of Executive’s employment by the Company Without Just Cause or by the Executive for Good Reason.  “Change of Control” means (a) the direct or indirect sale, transfer, assignment, or other disposition of any kind, whether voluntary or involuntary, of all or substantially all of the assets (regardless of form or structure, and whether in a single transaction or a series of transactions) of the Corporation; (b) the merger or consolidation of the Corporation into or with any entity if, as a result of such transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Dr. Benjamin Warner becomes the beneficial owner, directly or indirectly, of a majority of the voting power represented by the then issued and outstanding voting securities of the resulting entity (or the ultimate parent of the resulting entity); or (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Dr. Benjamin Warner becomes the beneficial owner, directly or indirectly, of a majority of the voting power represented by the then issued and outstanding voting securities of the Corporation.

                  (iv)        If, during the Term or within six months following the termination of Executive’s employment by the Corporation Without Just Cause, by the Executive for Good Reason, or as the result of the expiration of the Term, a Transaction occurs that results in Consideration of $100 million or more, the Corporation shall upon the closing of the Transaction pay a bonus of $3 million to Executive. If the Consideration includes securities or other property, Executive’s bonus shall be paid by delivery of cash and property or securities in the same proportion and timing as the same constitute of the Consideration; provided that in no event shall the component of Executive’s bonus paid in cash or marketable securities be less than the amount of all federal and state taxes payable by Executive as a result of the Transaction; provided that if the cash and marketable securities portion of the Transaction to the Company is insufficient to pay Executive’s taxes that result from the Transaction, the Company will provide a loan to the Executive in an amount sufficient to pay such taxes at an interest rate of Prime minus one percent, for a term of 30 days greater than a time that is sufficient to allow liquidation of the securities that compose the transaction in an amount needed to repay the loan, and with the Executive providing collateral in the form of the non-cash securities from the Transaction.  “Transaction” means any transaction or series of transactions that involves a sale of assets by the Corporation, the sale of securities by the security holders of the Corporation, or any merger, consolidation, or reorganization to which the Corporation or any subsidiary is a party.  “Consideration” shall mean the aggregate value of all cash, securities, and other property paid or received in connection with the Transaction, including all indebtedness of the Corporation repaid or assumed, directly or indirectly (by operation of law or otherwise), in connection with the Transaction.  If Consideration is paid in whole or in part in the form of securities or other property, then for purposes of determining the amount of Consideration, the value of such securities or property shall be the fair market value thereof on the day immediately preceding the closing date.

(B)           The Corporation shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive, including all travel, lodging and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Corporation. The Corporation shall provide a computer, cellular phone and office for Executive.  In addition, the Corporation shall reimburse Executive for attorney’s fees incurred by him for the negotiation of this Agreement up to a maximum of $10,000.

(C)           The Corporation shall provide Executive with full advance indemnification to the extent permitted by Delaware law, including indemnification for activities at all subsidiaries, Executive agrees that D&O POLICY satisfies this requirement.

(D)           Executive shall be entitled to two (2) weeks paid vacation. The Corporation shall provide Executive and his family with healthcare coverage pursuant to the Corporation’s healthcare insurance policy plan (or, at Executive’s option, cash in an amount equal to the cost of such coverage to be applied against the cost of Executive’s existing healthcare coverage), as well as any other benefits provided to executive officers.

(E)            Relocation. The Corporation will provide $10,000 to the Executive to be used for lodging, travel, or other relocation expenses.

4.               CONFIDENTIAL INFORMATION

(A)           Executive agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients, except in the interest of the Corporation or in the course of the business of the Corporation. Executive agrees: (i) not to use any such information for himself or others except in the interest of the Corporation, and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during his employment by the Corporation other than to perform his duties hereunder, which may include the use of computers, equipment, and facilities not owned by the Corporation, including those owned by Executive. Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(B)           In the event that Executive breaches any provisions of this Section 4 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 4, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 4, in addition to any other rights that the Corporation may have, Executive shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(C)           Executive recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)           Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii)          Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

5.               INVENTIONS DISCOVERED BY EXECUTIVE

                  Executive shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term): (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which Executive was or is involved; (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises; or (c) which directly relates to any of Executive’s work during the Term, whether or not during normal working hours. Executive hereby assigns to the Corporation all of Executive’s right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive’s employment at the rate of $3,000/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17U.S.C.(S)101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17U.S.C.(S)101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. Executive hereby irrevocably designates counsel to the Corporation as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section.  This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation. .

6.               NON-COMPETE; NON-SOLICITATION

(a) NON-COMPETE. For a period commencing on the date hereof and ending one year after the date Executive ceases to be employed by the Corporation (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets or sells high throughput screening products that utilize X-ray fluorescence as their primary technology (“Competitive Products”) if such activity involves Executive’s direct or indirect involvement in the development or marketing of Competitive Products. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

(b) NON-SOLICITATION. During the Non-Competition Period, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or for the Corporation to cease working at or for the Corporation, or in any way interfere with the relationship between the Corporation and anyone working at or for the Corporation except in the proper exercise of Executive’s authority or (ii) in any way interfere with the relationship between the Corporation and any customer, supplier, licensee or other business relation of the Corporation.

(c) SCOPE. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions

7.               TERMINATION

(A)           Executive’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

   (i)           The Executive’s death.

(ii)          Just Cause, as defined below. In the event that the Corporation intends to terminate the employment of Executive by reason of Just Cause, the Corporation shall give the Executive written notice of the Corporation’s intention to terminate Executive’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period. “Just Cause”, meaning the Executive’s:

(a)          gross insubordination; acts of embezzlement or misappropriation of funds; fraud; dereliction of fiduciary obligations;

(b)          conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(c)          willful unauthorized disclosure of confidential information belonging to the Corporation or entrusted to the Corporation by a client;

(d)          material violation of any provision of this Agreement, which is not cured by Executive within ninety (90) days of receiving written notice of such violation by the Corporation;

(e)          willful failure to perform his written assigned tasks, where such failure is attributable to the fault of Executive which is not cured by Executive within ninety (90) days of receiving written notice of such violation by the Corporation.

(iii)         “Without Just Cause”, meaning written notice by the Corporation to the Executive of a termination without Just Cause and other than due to death.

(iv)         Good Reason by the Executive. If Executive intends to terminate his employment for Good Reason, the Executive must give the Corporation written notice of his intention to terminate his employment within ninety (90) days of the occurrence constituting Good Reason, and such termination shall be effective thirty (30) days after the delivery of such notice unless the Corporation cures the breach giving rise to Good Reason. “Good Reason”, meaning a reasonable determination by the Executive that the following has occurred:

(a)          a material breach by the Corporation of the terms of this Agreement; or

(b)          an assignment to Executive of any duties materially inconsistent with Executive’s position (including status, office, title and reporting requirements) authority, duties or responsibilities as contemplated by this Agreement which results in material diminution in such position, authority, duties or responsibilities, specifically excluding for this purpose an isolated and insubstantial action not taken in bad faith which is remedied by the Corporation after receipt of notice thereof given by Executive.

(v)          “Without Good Reason”, meaning written notice by the Executive to the Corporation of a termination without Good Reason.

                  (B)            If the Executive’s employment hereunder is terminated for any reason, the Executive or his estate, as the case may be, will be entitled to receive the accrued Base Salary, bonus earned, vacation pay, expense reimbursement, and any other entitlements earned by Executive under Section 3, to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”); provided, however, that if Executive’s employment is terminated at any time after four (4) months from the date of this Agreement by the Corporation Without Just Cause or by the Executive for Good Reason, then in addition to payment by the Corporation of the Accrued Obligations the Executive shall be entitled to payment of (1) a lump sum, to be paid within forty-five (45) days after the termination of his employment, equal to one month’s salary for each month that he has been employed by the Corporation under this Agreement for a maximum of twelve months severance pay (“Severance”), (2) the amount of his Target Bonus for the year in which Executive’s employment is terminated prorated based on the number of months during such year that Executive was employed, also to be paid within forty-five (45) days after the termination of his employment, and (3) if Executive timely and properly elects continuation coverage under COBRA, reimbursement by the Corporation for the monthly COBRA premiums (less the amount, if any, the Executive was required to pay under the Corporation’s health plan), such reimbursements to be made on a monthly basis until the earlier of (x) eighteen months after the date of termination of employment, (y) the date Executive is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

(C)           If the Corporation terminates Executive's employment for Just Cause, if Executive voluntarily terminates his employment Without Good Reason, or if Executive’s employment is terminated by his death, Executive shall be entitled to his Accrued Obligations.

(D)           If as the result of a Change of Control, Executive is required to pay any federal excise tax under Section 4999 of the Internal Revenue Code by reason of “parachute payments” being deemed to be received by Executive pursuant to Section 280G of the Internal Revenue Code (including such taxes resulting from the acceleration of vesting of his options), the Corporation shall pay Executive a “grossed-up” amount (i.e. taking into account further taxes on such payment) such that Executive is fully reimbursed for the amount of any such excise tax resulting from Section 280G and all additional taxes on payments made under this Subsection (D); provided that such payment shall not exceed $2 million.  Such payment shall be made no later than thirty (30) days prior to the due date of such taxes. If after the receipt by the Executive of a gross-up payment or payment by the Corporation of an amount on the Executive’s behalf, the Executive becomes entitled to receive any refund with respect to the excise tax to which such gross-up payment relates or with respect to such claim, the Executive shall promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) to the extent, if any, such refund exceeds any amount of excise tax with respect to which the Executive did not receive payment from the Corporation by reason of the $2 million limitation. Notwithstanding any other provision of this Section, the Corporation may, in its sole discretion, withhold and pay to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any gross-up payment, and the Executive hereby consents to such withholding.

(E)            The payments made under this Agreement are to be paid in compliance with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”).  Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9).  For purposes of this Agreement, the phrase “termination of employment,” and correlative phrases, mean a “separation from service” as defined in Treasury Regulation section 1.409A-1(h).  For purposes of this Agreement, each payment made and benefits provided under this Agreement is hereby designated as a separate payment, and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).  If, however, payments, distributions or reimbursements are determined to be subject to, and not exempt from, Section 409A, then:

                 (i)           For purposes of this Section 7, if (A) Executive is a “specified employee,” as defined in Section 409A, at the time of his separation from service, and (B) some or any portion of the amounts payable to Executive, if any, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) would result in the imposition of additional tax under Section 409A if paid to Executive on or within the six (6) month period following the separation from service, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following the separation from service, it will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the separation from service (or such longer period as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

                 (ii)          Reimbursements subject to Section 409A shall not affect the Executive’s right to reimbursement of any other such expense in any other taxable year, shall be made as soon as administratively practicable, but in no event later than the end of the calendar year following the calendar year in which the expense was incurred, and shall not be subject to liquidation or exchange for any other benefit.

8.               REPRESENTATIONS AND WARRANTIES

                  In order to induce Executive to enter into this Agreement, the Corporation hereby represents and warrants to Executive as follows:

  The Confidential Private Placement Memorandum of the Corporation dated April 8, 2013, does not knowingly contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

9.               NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given (i) when delivered personally against receipt therefor; (ii) one (1) day after being sent by Federal Express or similar overnight delivery; (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party; or (iv) when sent by facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

10.             SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.             ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.             BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations hereunder may not be transferred or assigned by Executive.

13.             NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.             GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Massachusetts of the United States of America without regard to principles of conflict of laws.  The State of Massachusetts shall be the exclusive jurisdiction for any disputes arising under this Agreement and the Parties hereby consent to such jurisdiction.

15.             HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Corporation:

CALDERA PHARMACEUTICALS, INC.

By:	/s/ Benjamin Warner
Title: Authorized agent

Executive:

/s/ Gary Altman
GARY ALTMAN

Exhibit A, Initial Annual Milestones

(1)
Obtain two (2) customers providing contracts totaling at least $300,000 per month for at least six months, where each customer provides one or more contracts totaling at least $50,000 per month for at least six months; or

(2)
Obtain at least one (1) customer providing contracts totaling at least $300,000 per month for at least six months, where the customer has a market capitalization of at least $10 billion and where the customer allows the Company (or its subsidiary) to publicly identify the customer in the Company’s marketing material; or

(3)
Cause sufficient validation to the Company or its technology that the Company raises a net amount of financing of at least two million dollars in equity financing at a share price of at least $3 per share.